Exhibit 99.1

Wescorp Energy Inc.

OTC Bulletin Board: WSCE

Sep 11, 2007 09:54 ET
Wescorp Energy Announces $1.25 Million Equity Financing
HOUSTON, TEXAS AND CALGARY, ALBERTA--(Marketwire - Sept. 11, 2007) - Wescorp Energy Inc. (OTCBB:WSCE), an oil and gas operations solutions company, announced today that it has closed the sale of $1.25 Million USD of equity financing. A total of 2,500,000 Units have been purchased at the price of $0.50 per unit. Each unit consists of one share of common stock and one non-transferable share purchase warrant. Each warrant will be exercisable at $1.75 per share for a 36-month period.

Wescorp intends to use the proceeds from the financing primarily:

(i)	to fund Wescorp's pilot programs for its NAVIGATOR process management solution for oil-and-gas field operations;

(ii)	to roll-out sales of Wescorp's gas metering products in the U.S.;

(iii)	for general administrative expenses; and

(iv)	for other capital and operating needs that may arise as Wescorp pursues its business plan.

The common shares will not be and have not been registered pursuant to the Securities Act of 1933, as amended, and may not be offered or sold in the United States absent registration or an applicable exemption from registration requirements.

About Wescorp

Wescorp Energy Inc. (www.wescorpenergy.com) is an oil and gas operations solutions company focused on commercializing technologies that overcome tough operations challenges facing industry operators today. Wescorp combines its intellectual capital, oil and gas industry experience, best practices methodologies and its market offerings to deliver these solutions in a timely, economic and environmentally friendly manner.

Wescorp shares currently trade on the NASD.OTC Bulletin Board under the symbol "WSCE".

Safe Harbor Statement

Any statements contained herein that are not historical facts are forward-looking statements, and involve risks and uncertainties. Potential factors could cause actual results to differ materially from those expressed or implied by such statements. Information on the potential factors that could affect the Company's actual results of operations is included in its filings with the Securities and Exchange Commission. These risks may be further discussed in periodic reports and registration statements to be filed by the Company from time to time with the Securities and Exchange Commission in the future.
For more information, please contact
Investor Relations contact:
David Jones
Wescorp Energy, Inc.
(705) 845-0933 or Toll Free: 1-877-247-1975
Email: djones@wescorpenergy.com
Website: www.wescorpenergy.com

or

Media contact:
Virginia Brooks
for Wescorp Energy, Inc.
(903) 532-9714
Email: virginia@brooksandassociatespr.com

Privacy Statement | Terms of Service | Sitemap |© 2007 Marketwire, Incorporated. All rights reserved.
1-800-774-9473 (US) | 1-888-299-0338 (Canada) | +44-20-7562-6550 (UK)